ISSUER FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-298611
Dated November 12, 2026

Trigger PLUS Based on the Value of an Unequally Weighted Basket Consisting of Five Indices due on or about December 5, 2029

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

This document provides a summary of the terms of the Trigger Performance Leveraged Upside SecuritiesSM (the “Trigger PLUS”). Investors should carefully review the accompanying preliminary pricing supplement for the Trigger PLUS, the accompanying product supplement, the underlier supplement, the prospectus supplement and the prospectus, as well as the “Risk Considerations” section below, before making an investment decision.

The Trigger PLUS do not guarantee any return of principal at maturity and you could lose significant portion or all of your investment. The Trigger PLUS are senior unsecured debt securities issued by The Bank of Nova Scotia (“BNS”), and all payments on the Trigger PLUS are subject to the credit risk of BNS. As used in this document, “we,” “us,” or “our” refers to BNS.

SUMMARY TERMS
Issuer:	The Bank of Nova Scotia
Issue:	Senior Note Program, Series A
Basket:	Basket component	Bloomberg ticker	Basket component weighting	Initial basket component value*	Multiplier*
	EURO STOXX 50® Index (“SX5E“)	SX5E	40.00%	[•]	[•]
	TOPIX (“TPX”)	TPX	25.00%	[•]	[•]
	FTSE® 100 Index (“UKX”)	UKX	17.50%	[•]	[•]
	Swiss Market Index (“SMI”)	SMI	10.00%	[•]	[•]
	S&P/ASX 200 Index (“AS51”)	AS51	7.50%	[•]	[•]
* The initial basket component values and multipliers will be determined on the pricing date.
Stated principal amount:	$1,000.00 per Trigger PLUS
Issue price:	$1,000.00 per Trigger PLUS
Minimum investment:	$1,000.00 (1 Trigger PLUS)
Coupon:	None
Pricing date:	November 30, 2026
Original issue date:	December 3, 2026 (3 business days after the pricing date; see preliminary pricing supplement).
Valuation date:	November 30, 2029, subject to postponement in the event of a market disruption event as described in the accompanying product supplement
Maturity date:	December 5, 2029, subject to postponement in the event of a market disruption event as described in the accompanying product supplement
Payment at maturity per Trigger PLUS:

￭ If the final basket value is greater than the initial basket value:

$1,000.00 + leveraged upside payment

￭ If the final basket value is less than or equal to the initial basket value but greater than or equal to the trigger level:

$1,000.00

￭ If the final basket value is less than the trigger level:

$1,000.00 + ($1,000.00 × basket return)

If the final basket value is less than the trigger level, you will lose 1% for every 1% that the final basket value falls below the initial basket value and you could lose up to your entire investment in the Trigger PLUS.

Basket return:	(final basket value – initial basket value) / initial basket value
Leverage factor:	154.25%
Leveraged upside payment:	$1,000.00 × leverage factor × basket return
Trigger level:	80.00% of the initial basket value
Initial basket value:

100, which will be equal to the sum of the products (i) of the initial basket component values of each of the basket components, as set forth under “Basket — Initial basket component value” above, and (ii) the applicable multiplier for each of the basket components, each of which will be determined on the pricing date.

Final basket value:	The basket closing value on the valuation date.
Basket closing value:

The basket closing value as of any applicable day is the sum of the products of (i) the basket component closing value of each of the basket components on such day and (ii) the applicable multiplier for such basket component on such date.

Basket component closing value:	With respect to each basket component, the basket component closing value as of any applicable day is its closing value.
Multiplier:

The multipliers will be set on the pricing date based on each basket component’s respective initial basket component value so that each basket component will represent its applicable basket component weighting in the predetermined initial basket value. Each multiplier will remain constant for the term of the Trigger PLUS. See “Basket — Multiplier” above.

CUSIP/ISIN:	06419UEQ4 / US06419UEQ40
Listing:	The Trigger PLUS will not be listed or displayed on any securities exchange or any electronic communications network.
Commission:	$30.00 per stated principal amount
Estimated value on the pricing date:	Expected to be between $915.26 and $945.26 per Trigger PLUS. See “Risk Factors” in the preliminary pricing supplement.
Preliminary pricing supplement:	http://www.sec.gov/Archives/edgar/data/9631/000183988226056253/bns_424b2-38314.htm

HYPOTHETICAL PAYOUT

The below figures are based on a leverage factor of 154.25%, a trigger level of 80.00% and are purely hypothetical (the actual terms of your Trigger PLUS will be determined on the pricing date and will be specified in the final pricing supplement).

The Basket
The Trigger PLUS
Leveraged Upside Payment
Full Downside Exposure Below Trigger Level
Payment at Maturity on the Trigger PLUS
$1,800.00
$1,600.00
$1,400.00
$1,200.00
$1,000.00
$800.00
$600.00
$400.00
$200.00
$0.00
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
Basket Return of the Basket

Hypothetical Payment at Maturity

Basket Return	Payment at Maturity
+40.00%	$1,617.000
+30.00%	$1,462.750
+20.00%	$1,308.500
+10.00%	$1,154.250
+5.00%	$1,077.125
0.00%	$1,000.000
-10.00%	$1,000.000
-20.00%	$1,000.000
-21.00%	$790.000
-30.00%	$700.000
-40.00%	$600.000
-50.00%	$500.000
-75.00%	$250.000
-100.00%	$0.000

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You will find a link to the accompanying preliminary pricing supplement for the Trigger PLUS above and links to the accompanying product supplement, underlier supplement, prospectus supplement and prospectus for the Trigger PLUS under “Additional Information About BNS and the Trigger PLUS” in the preliminary pricing supplement, which you should read and understand prior to investing in the Trigger PLUS.

The issuer has filed a registration statement (including a prospectus as supplemented by a prospectus supplement, underlier supplement, product supplement and the preliminary pricing supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying prospectus in that registration statement and the other documents the issuer has filed with the SEC, including the accompanying preliminary pricing supplement and the accompanying prospectus supplement, underlier supplement and product supplement, for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (212) 225-5678. Our Central Index Key, or CIK, on the SEC web site is 0000009631.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to Return Characteristics

▪Risk of significant loss at maturity; you may lose up to your entire investment in the Trigger PLUS.

▪The stated payout from the issuer applies only at maturity.

▪Greater expected volatility with respect to the basket generally reflects a higher leverage factor and a higher trigger level, and a higher expectation as of the pricing date that the final basket value could be less than the trigger level.

▪You will not receive any interest payments.

▪The amount payable on the Trigger PLUS is not linked to the value of the basket at any time other than the valuation date.

▪Owning the Trigger PLUS is not the same as owning the basket component constituent stocks.

Risks Relating to Characteristics of the Basket and the Basket Components

▪The basket is unequally weighted, and changes in the levels of the basket components may offset each other.

▪Correlation (or lack of correlation) of the basket components may adversely affect your return on the Trigger PLUS.

▪An investment in the Trigger PLUS involves market risk associated with the basket components.

▪There can be no assurance that the investment view implicit in the Trigger PLUS will be successful.

▪The basket components reflect price return, not total return.

▪There is no affiliation between the index sponsors and BNS, and BNS is not responsible for any disclosure by such index sponsor.

▪The Trigger PLUS are subject to non-U.S. securities market risk.

▪The Trigger PLUS will not be adjusted for changes in exchange rates related to the U.S. dollar, which might affect the basket components.

▪Changes affecting the basket components could have an adverse effect on the market value of, and any amount payable on, the Trigger PLUS.

▪Governmental regulatory actions, such as sanctions, could adversely affect your investment in the Trigger PLUS.

Risks Relating to Estimated Value and Liquidity

▪BNS’ initial estimated value of the Trigger PLUS at the time of pricing (when the terms of your Trigger PLUS are set on the pricing date) will be lower than the issue price of the Trigger PLUS.

▪Neither BNS’ nor SCUSA’s estimated value of the Trigger PLUS at any time is determined by reference to credit spreads or the borrowing rate BNS would pay for its conventional fixed-rate debt securities.

▪BNS’ initial estimated value of the Trigger PLUS does not represent future values of the Trigger PLUS and may differ from others’ (including SCUSA’s) estimates.

▪The Trigger PLUS have limited liquidity.

▪The price at which SCUSA would buy or sell your Trigger PLUS (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of your Trigger PLUS.

▪The price of the Trigger PLUS prior to maturity will depend on a number of factors and may be substantially less than the stated principal amount.

Risks Relating to General Credit Characteristics

▪Payments on the Trigger PLUS are subject to the credit risk of BNS.

Risks Relating to Hedging Activities and Conflicts of Interest

▪Hedging activities by BNS and SCUSA may negatively impact investors in the Trigger PLUS and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the Trigger PLUS.

▪We, SCUSA and our other affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which has included and may include us and the basket component constituent stock issuers and the market activities by us, SCUSA or our other affiliates for our or their own respective accounts or for our clients could negatively impact investors in the Trigger PLUS.

▪Activities conducted by BNS and its affiliates may impact the value of the basket and the value of the Trigger PLUS.

▪The calculation agent will have significant discretion with respect to the Trigger PLUS, which may be exercised in a manner that is adverse to your interests.

▪BNS and its affiliates may publish research or make opinions or recommendations that are inconsistent with an investment in the Trigger PLUS.

Risks Relating to Canadian and U.S. Federal Income Taxation

▪Uncertain tax treatment. Significant aspects of the tax treatment of the Trigger PLUS are uncertain. You should consult your tax advisor about your tax situation. See “Additional Information About the Trigger PLUS — Tax Considerations” and “— Material Canadian Income Tax Consequences” in the preliminary pricing supplement.

The Basket

For information about the basket, including historical performance information, see “Information About the Basket” in the preliminary pricing supplement.

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